SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                         (Amendment No. 5)(1)


                             Host Marriott, L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Class A Partnership Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    -----
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               Thomas J. Saylak
                    Blackstone Real Estate Associates L.P.
                          345 Park Avenue, 31st Floor
                           New York, New York 10154
                                (212) 935-2626

                                With a copy to:

                              Gregory Ressa, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                 May 8, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [_]


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (page 1 of 37 pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No._______                       13D                       Page 2 of 37


________________________________________________________________________________
(1)    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Blackstone Real Estate Partners II L.P.

       I.R.S. Identification No. - 13-3930073
________________________________________________________________________________
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)    SEC USE ONLY



________________________________________________________________________________
(4)    SOURCE OF FUNDS*

       00
________________________________________________________________________________
(5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
________________________________________________________________________________
               (7)    SOLE VOTING POWER

  NUMBER OF           6,641,942

   SHARES      _________________________________________________________________
               (8)    SHARED VOTING POWER
BENEFICIALLY
                      468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)    SOLE DISPOSITIVE POWER

  REPORTING
                      6,641,942
   PERSON      _________________________________________________________________
               (10)   SHARED DISPOSITIVE POWER
    WITH

                      468,470
________________________________________________________________________________
(11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       7,110,412
________________________________________________________________________________
(12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


       2.6%
________________________________________________________________________________
(14)   TYPE OF REPORTING PERSON*


       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 3 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Holdings II L.P.

     I.R.S. Identification No. - 13-3916108
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         2,042,673

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    2,042,673
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,511,143
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.9%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 4 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners II.TE.1 L.P.

     I.R.S. Identification No. - 13-3915147
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         4,990,565

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    4,990,565
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     5,459,035
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     2.0%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 5 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners II.TE.2 L.P.

     I.R.S. Identification No. - 13-3915149
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         214,596

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    214,596
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     683,066
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.25%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 6 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners II.TE.3 L.P.

     I.R.S. Identification No. - 13-3943180
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         1,025,959

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    1,025,959
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,494,429
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.5%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 7 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners II.TE.4 L.P.

     I.R.S. Identification No. - 13-3943181
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         208,693

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    208,693
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     677,163
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.25%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 8 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners II.TE.5 L.P.

     I.R.S. Identification No. - 13-3973673
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         438,980

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    438,980
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     907,450
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.3%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 9 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners I L.P.

     I.R.S. Identification No. - 13-3930073
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         1,934,258

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    1,934,258
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,402,728
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.9%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 10 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners Two L.P.

     I.R.S. Identification No. - 13-3787414
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         126,834

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    126,834
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     595,304
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.2%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 11 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners Three L.P.

     I.R.S. Identification No. - 13-3787415
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         1,230,545

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    1,230,545
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,699,015
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.6%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 12 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners IV L.P.

     I.R.S. Identification No. - 13-3787416
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         38,684

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    38,684
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     507,154
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.2%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 13 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone RE Capital Partners L.P.

     I.R.S. Identification No. - 13-3794146
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         201,766

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    201,766
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     670,236
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.2%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 14 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone RE Capital Partners II L.P.

     I.R.S. Identification No. - 13-3794148
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         22,146

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    22,146
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     490,616
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.2%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 15 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone RE Offshore Capital Partners L.P.

     I.R.S. Identification No. - 13-3794149
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         38,965

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    38,965
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     507,435
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.2%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 16 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Holdings L.P.

     I.R.S. Identification No. - 13-3789506
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         1,349,205

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    1,349,205
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,817,675
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.7%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 17 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     CR/RE L.L.C.

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         27,078

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    27,078
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     495,548
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.2%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 18 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BRE Logan Hotel Inc.

     I.R.S. Identification No. - 13-3731847
________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         14,362

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    14,362
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    None
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     14,362
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     Less than 0.1%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 19 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BRE/Ceriale L.L.C.

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         468,470

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    468,470
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    None
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     468,470
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.2%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 20 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     RTZ Management Corp.

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         14

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    14
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    None
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     14
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     Less than 0.1%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 21 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Associates L.P.

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     00
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    4,061,668
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    None
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    4,061,668
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     4,061,668
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     1.5%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 22 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Associates II L.P.

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     Not Applicable
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    12,989,205
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    None
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    13,989,205
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     13,989,205
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     5.1%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 23 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Management II L.P.

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     Not Applicable
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    16,031,878
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    None
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    16,031,878
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     16,031,878
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     5.8%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 24 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BREA L.L.C.

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     Not Applicable
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    5,410,873
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    None
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    5,410,873
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     5,410,873
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     2.0%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 25 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BREA II L.L.C.

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     Not Applicable
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    16,031,878
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    None
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    16,031,878
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     16,031,878
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     5.8%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 26 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Peter G. Peterson

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     Not Applicable
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    20,988,657
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    None
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    20,988,657
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     20,988,657
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     7.6%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 27 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Stephen A. Schwarzman

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     Not Applicable
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    20,988,657
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    None
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    20,988,657
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     20,988,657
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     7.6%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 28 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     John G. Schreiber

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     Not Applicable
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    None
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    17,582,403
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     17,582,403
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     6.4%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 29 of 37


________________________________________________________________________________
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     John Ceriale

________________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
(3)  SEC USE ONLY



________________________________________________________________________________
(4)  SOURCE OF FUNDS*

     Not Applicable
________________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
________________________________________________________________________________
               (7)  SOLE VOTING POWER

  NUMBER OF         27,078

   SHARES      _________________________________________________________________
               (8)  SHARED VOTING POWER
BENEFICIALLY
                    468,470
  OWNED BY
               _________________________________________________________________
    EACH       (9)  SOLE DISPOSITIVE POWER

  REPORTING
                    27,078
   PERSON      _________________________________________________________________
               (10) SHARED DISPOSITIVE POWER
    WITH

                    468,470
________________________________________________________________________________
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     495,548
________________________________________________________________________________
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.2%
________________________________________________________________________________
(14) TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No._______                       13D                       Page 30 of 37

                                AMENDMENT NO. 5

               The Statement on Schedule 13D relating to the Class A partnership units (the "OP Units") of Host Marriott, L.P. (the "Issuer") initially filed on January 12, 1999, as amended (the "Schedule 13D"), by Blackstone Real Estate Partners II L.P. ("BRE II"); Blackstone Real Estate Holdings II L.P. ("BREH II"); Blackstone Real Estate Partners II T.E. 1 L.P. ("BRE II TE 1"); Blackstone Real Estate Partners II T.E. 2 L.P. ("BRE II TE 2"); Blackstone Real Estate Partners II T.E. 3 L.P. ("BRE II TE 3"); Blackstone Real Estate Partners II T.E. 4 L.P. ("BRE II TE 4"); Blackstone Real Estate Partners II T.E. 5 L.P. ("BRE II TE 5"); Blackstone Real Estate Partners I L.P. ("BRE I"); Blackstone Real Estate Partners Two L.P. ("BRE Two"); Blackstone Real Estate Partners Three L.P. ("BRE Three"); Blackstone Real Estate Partners IV L.P. ("BRE IV"); Blackstone RE Capital Partners L.P. ("BRECP"); Blackstone RE Capital Partners II L.P. ("BRECP II"); Blackstone RE Offshore Capital Partners L.P. ("BOC"); Blackstone Real Estate Holdings L.P. ("BREH"); CR/RE L.L.C. ("CRRE"); BRE/Ceriale L.L.C. ("BRE/Ceriale"); RTZ Management Corp. ("RTZ"); BRE Logan Hotel Inc. ("Logan"); Blackstone Real Estate Associates L.P. ("BREA"); Blackstone Real Estate Associates II L.P. ("BREA II"); Blackstone Real Estate Management Associates II L.P. ("BREMA II"); BREA L.L.C. ("BREA LLC"); ("BREA II LLC"); Peter G. Peterson ("Peterson"); Stephen A. Schwarzman ("Schwarzman"); John G. Schreiber ("Schreiber"); and John Ceriale ("Ceriale"), is hereby amended as set forth herein. Responses to each item below may be incorporated by reference into each other item, as applicable. Capitalized terms used herein but not defined shall have the meanings set forth in the Schedule 13D.

Item 5.    Interest in Securities of the Issuer.

               Item 5 is hereby deleted in its entirety and replaced by the following text:

               As of the date of this filing, the Reporting Persons own, in the aggregate, 21,015,735 OP Units, which are redeemable for cash (or at Host Marriott Corporation's election, exchangeable for Common Stock on a one-for-one basis).

               As of the date of this filing, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4 and BRE II TE 5 may be deemed to beneficially own 6,641,942 (or approximately 2.4% of the outstanding OP Units; all percentages herein are based on the total number of OP Units outstanding as reported in the Issuer's most recently filed Form 10-K for the fiscal year ended December 31, 2000, based upon best available information as of the date hereof), 2,042,673 (0.7%), 4,990,565 (1.8%), 214,596 (less than 0.1%),
1,025,959 (0.4%), 208,693 (less than 0.1%) and 438,980 (0.2%) OP Units, respectively. As of the date of this filing, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC and BREH may be deemed to beneficially own 1,934,258 (0.7%), 126,834 (less than 0.1%), 1,230,545 (0.45%), 38,684 (less than 0.1%),
201,766 (less than 0.1%), 22,146 (less than 0.1%), 38,965 (less than 0.1%) and
1,349,205 (0.5%) OP Units, respectively. As of the date of this filing, CRRE, Logan, Ceriale and RTZ may be deemed to beneficially own 27,078 (less than 0.1%), 14,362 (less than 0.1%), 468,470 (0.2%) and 14 (less than 0.1%) OP
Units, respectively.

               Such OP Units represent, in the aggregate, 21,015,575 OP Units, or approximately 7.65% of the total number of OP Units outstanding as reported in the Issuer's most recently filed Form 10-K for the fiscal year ended December 31, 2000. As of the date of

CUSIP No._______                       13D                       Page 31 of 37

this filing, each of the above-mentioned Reporting Persons, acting through each of their respective direct or indirect general partners and members, has the sole power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the above mentioned OP Units beneficially owned by each such Reporting Person.

               In addition, by reason of their status as members of Ceriale, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and CRRE may be deemed to beneficially own the 468,470 (0.2%) OP Units beneficially owned by Ceriale. As of the date of this filing, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and CRRE have the shared power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the OP Units beneficially owned by Ceriale.

               By reason of its status as the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC, BREA has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units owned by such entities (in each case to the extent that BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC have such power) and, accordingly, may be deemed to beneficially own 4,061,668 (1.5%) OP Units.

               By reason of its status as the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BREA II has the shared power to vote or direct the vote and to dispose or direct the disposition of OP Units owned by such entities (in each case to the extent that BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, have such power) and, accordingly, may be deemed to beneficially own 13,989,205 (5.1%) OP Units.

               By reason of the requirement that any disposition of an investment (directly or indirectly) by entities to which BREA and BREA II serves as general partner requires the approval of Schreiber, Schreiber has shared power to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA and BREA II (in each case to the extent that BREA and BREA II has such power) and, accordingly, may be deemed to beneficially own 17,582,403 (6.4%) OP Units which may be deemed to be beneficially owned by BREA and BREA II.

               By reason of its status as the general partner of BREA and BREH, BREA LLC has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA and BREH (in each case to the extent that the BREA and BREH have such power) and, accordingly, may be deemed to beneficially own 5,410,873 (2.0%) OP Units.

               By reason of its status as the general partner of BREA II and BREH II, BREMA II has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 16,031,878 (5.8%) OP Units.

CUSIP No._______                       13D                       Page 32 of 37

               By reason of its status as the general partner of BREMA II, BREA II LLC has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 16,031,878 (5.8%) OP Units.

               By reason of their ability to control BREA LLC, BREA II LLC, RTZ and Logan, Peterson and Schwarzman have shared power to vote or to direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA LLC, BREA II LLC, RTZ and Logan (in each case to the extent that BREA LLC, BREA II LLC, RTZ and Logan have such power) and, accordingly, may be deemed to beneficially own 20,988,657 (7.6%) OP Units.

               By reason of his status as a member with sole beneficial ownership of CRRE, Ceriale may be deemed to beneficially own, in the aggregate, the 495,548 (0.2%) OP Units beneficially owned by CRRE. As of the date of this filing, Ceriale has the sole and shared power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the OP Units beneficially owned by CRRE.

               To the best knowledge of each of the Reporting Persons, none of the Reporting Persons has beneficial ownership of, or has engaged in any transaction during the past 60 days in, any OP Units, except as otherwise disclosed herein.

               Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the "Act"), the Reporting Persons declare that the filing of this statement shall not be construed as an admission that any such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

               Item 6 is hereby supplemented as follows:

               Pursuant to the Underwriting Agreement (the "Underwriting Agreement"), dated as of May 2, 2001, among the Issuer, Salomon Smith Barney Inc. ("Salomon"), Host Marriott Corporation and BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and Logan (collectively, the "Selling Shareholders"), the Selling Shareholders agreed to sell, in the aggregate, 10,000,000 shares of Common Stock to Salomon for a price of $12.32 per share. The Common Stock sold by the Selling Shareholders was issued to them by Host Marriott Corporation upon the redemption of 10,000,000 OP Units held by them prior to the closing of the sale of Common Stock. The closing of the sale of Common Stock took place on May 8, 2001. After giving effect to the sale of Common Stock, all Reporting Persons hold, in the aggregate, 21,015,735 OP Units, which are redeemable for cash or (at the election of Host Marriott Corporation) shares of Common Stock (on a one-for-one basis). A copy of the Underwriting Agreement is filed as Exhibit 8 hereto and is incorporated herein by reference.

CUSIP No._______                       13D                       Page 33 of 37

Item 7.    Material to be filed as Exhibits.

                               INDEX OF EXHIBITS

                                 Description
                                 -----------

Exhibit 8 Underwriting Agreement, dated as of May 2, 2001, among the Issuer, Salomon, Host Marriott Corporation and the Selling
                                 Shareholders.

CUSIP No._______                       13D                       Page 34 of 37

                                  SIGNATURES

               After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 15, 2001

                                  BLACKSTONE REAL ESTATE PARTNERS I L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS TWO L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS THREE L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS IV L.P.
                                  BLACKSTONE RE CAPITAL PARTNERS L.P.
                                  BLACKSTONE RE CAPITAL PARTNERS II L.P.
                                  BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.
                                  BLACKSTONE REAL ESTATE HOLDINGS L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II L.P.
                                  BLACKSTONE REAL ESTATE HOLDINGS II L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.
                                  CR/RE L.L.C.
                                  BRE LOGAN HOTEL INC.
                                  BRE/CERIALE L.L.C.
                                  RTZ MANAGEMENT CORP.
                                  BLACKSTONE REAL ESTATE ASSOCIATES L.P.
                                  BLACKSTONE REAL ESTATE ASSOCIATES II L.P.
                                  BLACKSTONE REAL ESTATE MANAGEMENT
                                           ASSOCIATES II L.P.
                                  BREA L.L.C.
                                  BREA II L.L.C.
                                  PETER G. PETERSON
                                  STEPHEN A. SCHWARZMAN
                                  JOHN G. SCHREIBER

CUSIP No._______                       13D                       Page 35 of 37


                                  By:      /s/ Gary M. Sumers
                                           ___________________________________
                                           Name:  Gary M. Sumers
                                           Title: Attorney-in-fact

                                  By:      /s/ John Ceriale
                                           ___________________________________
                                           Name:  John Ceriale

CUSIP No._______                       13D                       Page 36 of 37


                               INDEX OF EXHIBITS

                                  Description
                                  -----------

Exhibit (1)         Joint Filing Agreement and Power of Attorney dated as of
                    January 8, 1999, among the Reporting Persons relating to the filing of a joint statement on Schedule 13D, incorporated by reference to Exhibit 1 to the Schedule
                    13D.

Exhibit 1A Second Joint Filing Agreement and Power of Attorney dated as of May 5, 1999, among the Reporting Persons relating to the filing of a joint statement on Schedule 13D, incorporated by reference to Exhibit 1A to the Schedule 13D.

Exhibit 2 Second Amended and Restated Agreement of Limited Partnership of the Issuer, incorporated by reference to
                    Exhibit 3.1 to the Registration Statement of the Issuer on Form S-4/A (Registration No. 333-55807).

Exhibit 3 Contribution Agreement, dated as of April 16, 1998, among Host Marriott Corporation, the Issuer and the Contributors (as defined therein), incorporated by reference to Exhibit
                    10.18 to the Registration Statement of the Issuer on Form S-4/A (Registration No. 333-55807).

Exhibit 4 Amendment #1 to Contribution Agreement, dated May 8, 1998, incorporated by reference to Exhibit 10.19 to the Registration Statement of the Issuer on Form S-4/A (Registration No. 333-55807).

Exhibit 5 Amendment #2 to Contribution Agreement, dated May 18, 1998, incorporated by reference to Exhibit 10.20 to the Registration Statement of the Issuer on Form S-4/A (Registration No. 333-55807).

Exhibit 6 Closing Agreement, dated as of December 30, 1998, between Host Marriott Corporation, the Issuer and the
                    Contributors (as defined therein), incorporated by reference to Exhibit 6 to Schedule 13D.

Exhibit 7 Underwriting Agreement, dated as of February 1, 2001, among the Selling Shareholders, Salomon, Host Marriott Corporation and the Issuer, incorporated by reference to
                    Exhibit 1.1 to the Current Report of the Issuer on Form 8-K dated February 7, 2001.

CUSIP No._______                       13D                       Page 37 of 37

Exhibit 8 Underwriting Agreement, dated as of May 2, 2001, among the Selling Shareholders, Salomon, Host Marriott Corporation and the Issuer, incorporated by reference to Exhibit 1.1 to the Current Report of the Issuer on Form 8-K dated
                    May 8, 2001.